Exhibit 99.1

Contact: Brainerd Communicators, Inc.

Jennifer Gery (media)

Mike Smargiassi/Ashley Zandy (investors)

212.986.6667

investor.relations@glenayre.com

GLENAYRE TECHNOLOGIES ANNOUNCES SIGNING OF AGREEMENT
FOR THE SALE OF MESSAGING BUSINESS FOR $25 MILLION

- Completes Long-Term Strategy to Separate Messaging and Focus on EDC -

NEW YORK – December 14, 2006 – Glenayre Technologies, Inc. (Nasdaq: GEMS), (the “Company”) a global provider of entertainment products and services through Entertainment Distribution Company, LLC (“EDC”) and worldwide messaging solutions through Glenayre Messaging, today announced that it has entered into a definitive asset purchase agreement for the sale of its Messaging business for $25 million in cash to IP Unity. IP Unity is a provider of carrier–grade media servers, application servers and real-time multimedia applications over IP, TDM and enterprise networks. The transaction, which is subject to certain customary conditions to closing, is expected to close within the next 30 days.

“The sale of Messaging is the final step in our core strategy to separate our telecom and entertainment businesses and focus on EDC”, said Chairman Clarke Bailey. “With the sale of messaging, the recent management changes and an even stronger balance sheet, we streamlined and strengthened our ability to continue executing on EDC’s strategic plan. Finally, IP Unity is a good fit for Messaging. They and their investors are committed to this industry and will make a great home for the business, its customers and its employees, and with the many synergies between the two companies, I believe the combined company is well positioned to return the Messaging business to solid growth and profitability.”

The sale of Messaging represents the successful execution of the Company’s core strategy to separate its Messaging and EDC businesses.

•	On June 1, 2005, Glenayre’s newly formed EDC division acquired Universal’s manufacturing and distribution assets.
•	On May 9, 2006, The Company announced that as a result of changes in the messaging business environment it was accelerating its merger and acquisition activity for the Messaging business.
•

On August 8, 2006, Glenayre announced that it had retained financial advisor Jefferies Broadview to assist with its previously announced plans to accelerate its merger and acquisition activity for Messaging.

•

On November 7, 2006 Glenayre announced management changes and a proposed name change from Glenayre Technologies, Inc. to Entertainment Distribution Company. These steps align the Company’s management structure with its long-term focus and commitment to EDC.

Jefferies Broadview, a division of Jefferies & Company, Inc., advised Glenayre Technologies in the Messaging sale transaction.

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About IP Unity

IP Unity is the leader in delivering carrier–grade media servers, application servers and real-time multimedia applications over IP, TDM and enterprise networks. The company’s open and modular Mereon® solutions let service providers, large enterprises and public institutions quickly deploy services ranging from simple personal communications to complex rich media information and enterprise services. IP Unity solutions feature carrier-class reliability and scalability, intelligent resource management and ease of customization, resulting in optimal total cost of ownership. IP Unity’s comprehensive multiservice solutions are deployed across traditional and all-IP broadband, fixed, mobile and FMC networks around the world. For more information, go to www.ip-unity.com or call 408-582-1100.

About Glenayre Technologies

Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of entertainment products through Entertainment Distribution Company, LLC (EDC) and messaging solutions through the Glenayre Messaging business. Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany, and a manufacturing facility in Blackburn, UK. Headquartered in Atlanta, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). For more information, please visit www.glenayre.com.

Safe Harbor Statement

This news release contains statements that may be forward-looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company's most recently filed Annual Report on Form 10-K and the Company's most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to potential intellectual property infringement claims; internal control deficiencies; litigation; potential acquisitions and strategic investments; environmental laws and regulations; ability to attract and retain key personnel; volatility of stock price; competition; variability of quarterly results and dependence on key customers; international business risks; sensitivity to economic trends and consumer preferences; increased costs or shortages of raw materials or energy; advances in technology and changes in customer demands; development of digital distribution alternatives including copying and distribution of music and video files; continuation and expansion of third-party agreements; proprietary technology; potential changes in government regulation; potential market changes resulting from rapid technological advances; restructuring activities; the failure of any condition to the closing of the sale of Messaging; variability in production levels; and compliance with Senior Secured Credit Facility covenants. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.